Exhibit (b)(1)

GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, NY 10004	BANK OF AMERICA, N.A. 40 Broad Street Boston, MA 02109	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901 UBS SECURITIES LLC 299 Park Avenue New York, NY 10171

PERSONAL AND CONFIDENTIAL

May 17, 2005

Ron Sim

Chairman & CEO

OSIM International Ltd

65 Ubi Avenue 1

OSIM HQ

Singapore 408939

Adam Suttin

J.W. Childs Associates, L.P.

111 Huntington Avenue, Suite 2900

Boston, MA 02199-7610

S. Iswaran

Temasek Capital (Private) Limited

60B Orchard Road, #06-18 Tower 2

The Atrium @ Orchard

Singapore 238891

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter (including the annexes hereto, this “Commitment Letter”) amends, restates and supersedes in its entirety that certain commitment letter dated April 15, 2005 from Bank of America, N.A. (“BANA”) and Goldman Sachs Credit Partners L.P. (“GSCP”).

We are pleased to confirm the arrangements under which BANA, GSCP, UBS Loan Finance LLC (“UBS”, and together with BANA and GSCP, the “Initial Lenders”) and UBS Securities LLC (“UBSS”) are exclusively authorized by the investment consortium consisting of J.W. Childs Associates, L.P., Temasek Capital (Private) Limited and OSIM International Ltd (each a “Sponsor” and, collectively, “you” or the “Sponsors”) to act in the roles set forth herein in connection with certain transactions described herein, in each case on the terms and subject to the conditions set forth in this Commitment Letter.

You have informed the Initial Lenders and UBSS that you intend to create a new entity (the

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“Company”), which (a) will be a wholly-owned subsidiary of another new entity (“Holdings”) created and wholly-owned by you indirectly through another new entity organized under the laws of the Cayman Islands (“Parent”) created and wholly-owned by you, certain of the Sponsors’ respective affiliates, certain members of management and certain other investors and (b) will acquire (the “Acquisition”) Brookstone, Inc., a Delaware corporation (together with its subsidiaries, the “Acquired Business”) pursuant to a merger. You have also informed the Initial Lenders and UBSS that the total cost of the Acquisition (including fees, commissions and expenses) will be approximately $463.0 million and that the Acquisition and related working capital requirements of the Acquired Business after consummation of the Acquisition will be financed with credit facilities to consist of (a) $100.0 million under a senior secured asset-based revolving loan facility (the “ABL Revolving Facility”) having the terms set forth on Annex B, (b) the issuance by the Company of $205.0 million of senior unsecured notes (the “Notes”) pursuant to a public offering or Rule 144A or other private placement (the “Notes Offering”) or, in the event the Notes are not issued at the time the Acquisition is consummated, borrowings by the Company of $205.0 million under senior unsecured increasing rate bridge loans (the “Bridge Loans”; together with the ABL Revolving Facility, the “Facilities”) having the terms set forth on Annex C, (c) cash on hand at the Acquired Business in an amount to be determined and (d) cash common or preferred equity investments in Parent by the Sponsors and/or their respective affiliates and certain other investors and “rollovers” of existing equity investments in the Acquired Business or purchases of equity of Parent by certain members of existing management of the Acquired Business in an aggregate amount representing not less than 45% of the Company’s total pro forma capitalization, on terms and conditions reasonably satisfactory to the Initial Lenders and UBSS, the proceeds of which shall ultimately be contributed to the Company. The proceeds of any Bridge Loans are expected to be used to fund the Acquisition (including refinancing or retiring certain existing debt of the Acquired Business and its subsidiaries and paying fees, commissions and expenses in connection with the Acquisition). Amounts available under the ABL Revolving Facility are expected to be used for permitted capital expenditures, to provide for the ongoing working capital requirements of the Acquired Business following the Acquisition and for general corporate purposes. The approximate sources and uses of the funds necessary to consummate the transactions described above are set forth in Annex E to this Commitment Letter.

BANA is pleased to confirm its commitment to act as sole lead arranger and sole bookrunner to provide Holdings, the Company and the Sponsors with structuring advice in connection with the ABL Revolving Facility, to act as sole syndication agent to provide Holdings, the Company and the Sponsors with syndication advice in connection with the ABL Revolving Facility, to act as administrative agent (in such capacity, the “Administrative Agent”) for the ABL Revolving Facility and to provide the Company 70% of the ABL Revolving Facility on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letters (as defined below). GSCP is pleased to confirm its commitment to act as documentation agent with respect to the ABL Revolving Facility, to act as sole lead arranger, sole bookrunner, sole syndication agent and administrative agent with respect to the Bridge Loans (with GSCP’s name appearing on the left of the cover page of any offering document prepared in connection with the syndication of such Bridge Loans), to provide Holdings, the Company and the Sponsors with structuring advice in connection with the Facilities and to provide the Company 20% of the ABL Revolving Facility, and 70% of the Bridge Loans, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letters (as defined below). UBSS is pleased to confirm its commitment to act as co-manager with respect to the Bridge Loans and UBS to pleased to confirm its commitment to provide the Company 10% of the ABL Revolving Facility and 30% of the Bridge Loans,

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in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letters (as defined below). The fees for services related to the ABL Revolving Facility are set forth in a separate amended and restated fee letter (the “ABL Revolving Facility Fee Letter”), dated as of the date hereof, entered into by the Sponsors, BANA, GSCP and UBS on the date hereof. The fees for services related to the Bridge Loans are set forth in a separate amended and restated fee letter (the “Bridge Loans Fee Letter”; together with the ABL Revolving Facility Fee Letter, the “Fee Letters”) entered into by the Sponsors, GSCP, Goldman, Sachs & Co. (“Goldman Sachs”), UBS and UBSS dated as of the date hereof. In addition, pursuant to an amended and restated engagement letter (the “Engagement Letter”), dated as of the date hereof, among the Sponsors, Goldman Sachs and UBSS, the Sponsors have, among other things, offered (i) Goldman Sachs the right to act as the sole lead managing placement agent, sole lead bookrunning initial purchaser or sole lead managing underwriter and (ii) UBSS the right to act as a co-manager, in each case in connection with the sale of the Notes (it being understood that Goldman Sachs shall be entitled to purchase, underwrite or place 70% of the aggregate principal amount of the Notes and UBSS shall be entitled to purchase, underwrite or place 30% of the aggregate principal amount of the Notes).

Each of BANA’s, GSCP’s and UBS’s commitment hereunder and UBSS’s agreement to provide the services described herein is subject to the following conditions: (i) there shall not have been, since the date of the most recent audited financial statements for the Acquired Business furnished by the Sponsors to the Initial Lenders, any material adverse change, in the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Holdings, the Company, the Acquired Business and their respective subsidiaries, taken as a whole; provided, however, that no change resulting from any of the following, in and of itself, shall be deemed to constitute a material adverse change under this clause (i): (a) a general deterioration in economic conditions; (b) the announcement of the Merger Agreement or the transactions contemplated thereby (other than evictions under real estate leases resulting from the announcement of the transactions contemplated by the Merger Agreement, as to which this exclusion shall expressly not apply); (c) any action required to be taken by the Acquired Business pursuant to the terms of the Merger Agreement; or (d) changes or conditions affecting similarly situated companies in the same consumer home products specialty retail industry and not disproportionately affecting the Acquired Companies, (ii) there shall not have been any disruption, adverse change or condition in the market for loan syndications or high yield debt since April 15, 2005, which, with respect to either of BANA and GSCP, in its own reasonable judgment, has materially impaired, or could reasonably be expected to materially impair, the successful syndication of the Facilities (it being understood that if either BANA or GSCP exercises its right to terminate its respective commitment(s) pursuant to this clause (ii), each of UBS and UBSS shall have the right to terminate its respective commitments and/or obligations hereunder) and (iii) the ABL Revolving Facility and the Notes being assigned and maintaining a credit rating by Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”). Each of the Initial Lenders’ commitment hereunder is also subject to the satisfactory negotiation, execution and delivery of loan documents customary for financings of this type relating to the Facilities including, without limitation and as applicable, a credit agreement, a bridge loan agreement, guaranties, security agreements, pledge agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and consistent with the terms set forth in this Commitment Letter. Each of the Initial Lenders’ commitment hereunder and UBSS’s agreement to provide the services described herein is also conditioned upon and made subject to such Initial Lender not becoming aware after April 15, 2005 (except that, in the case of UBS, such date

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shall be the date hereof) of any new or inconsistent information or other matter not previously disclosed to such Initial Lender relating to Holdings, the Company or the Acquired Business or the Acquisition or the transactions contemplated by this Commitment Letter which such Initial Lender, each in its own reasonable judgment, deems materially adverse relative to the information or other matters disclosed to it prior to the date hereof.

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Facilities, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Loan Documents. The Loan Documents shall include, in addition, provisions that are customary for financings of this type.

Each of the Initial Lenders intends and reserves the right to syndicate its commitments under the Facilities to the Lenders (as defined in Annex B and Annex C). Each of the Initial Lenders shall select the Lenders in consultation with the Sponsors. Each of the Initial Lenders agrees that it will not syndicate any portion of its commitment under the Facilities to one person or entity selected by the Sponsors in their sole discretion or to any affiliate of such person or entity (such person or entity, together with its affiliates, the “Ineligible Lender”). BANA will lead the syndication of the ABL Revolving Facility in consultation with the Sponsors, including determining the timing of all offers to potential Lenders (other than offers made by GSCP), any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to BANA pursuant to the terms of this Commitment Letter and the Fee Letters. BANA (and, with respect to the amount of its commitment thereunder, GSCP) will determine the final commitment allocations of the ABL Revolving Facility in consultation with the Sponsors. GSCP will lead the syndication of the Bridge Loans in consultation with the Sponsors, including selecting potential Lenders, determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letters. GSCP will determine the final commitment allocations of the Bridge Loans in consultation with the Sponsors. Each Sponsor agrees to use commercially reasonable efforts to ensure that the Initial Lenders’ syndication efforts benefit from the existing lending relationships of such Sponsor and the Acquired Business and its subsidiaries. To ensure an orderly, effective and successful syndication of the Facilities, you agree that, until the later of the termination of the syndication, as determined by BANA and GSCP with respect to the syndication of the ABL Revolving Facility and Bridge Loans, respectively, and 60 days following the date of initial funding under the Facilities, each Sponsor will not, and will not permit Holdings, the Company or any of their respective subsidiaries or, prior to the consummation of the Acquisition, to the extent the Sponsors have the contractual right to do so under the Merger Agreement (as defined below), the Acquired Business, to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any competing debt facility or competing debt security of the Acquired Business, Holdings or the Company or any of their respective subsidiaries (other than the Facilities, the Notes and other indebtedness contemplated hereby), including any renewals or refinancings of any existing competing debt facility or debt security, without the prior written consent of BANA and GSCP.

Each Sponsor agrees to cooperate with the Initial Lenders, and to use commercially reasonable efforts to

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cause the Acquired Business to cooperate with the Initial Lenders, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of Holdings, the Company and the Acquired Business including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of Holdings, the Company, the Sponsors or the Acquired Business deemed reasonably necessary by the Initial Lenders to complete the syndication of the Facilities (including, without limitation, obtaining the credit ratings from S&P and Moody’s described above) and (ii) the presentation of an information package reasonably acceptable in format and content to the Initial Lenders and approved by the Sponsors (such approval not to be unreasonably withheld or delayed) in meetings and other communications with prospective Lenders in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives of the Sponsors and the Acquired Business with prospective Lenders and participation of such persons in meetings). Each Sponsor further agrees that the commitment of each Initial Lender hereunder and UBSS’s agreement to provide the services described herein is conditioned upon Holdings’, the Company’s and the Sponsors’ satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to permit the successful syndication of the Facilities prior to the Closing Date (as defined in Annex B). Holdings, the Company and the Sponsors shall be solely responsible for the contents of any such information package and presentation and acknowledge that each of the Initial Lenders will be using and relying upon the information contained in such information package and presentation without independent verification thereof. Each Sponsor agrees that information regarding the Facilities and information provided by Holdings, the Company, the Sponsors, the Acquired Business or their respective representatives to the Initial Lenders or UBSS in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by Holdings, the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks workspace) created for purposes of syndicating the Facilities or otherwise, in accordance with each of the Initial Lenders’ standard syndication practices (including hard copy via electronic transmissions). Without limiting the foregoing, each Sponsor authorizes, will cause Holdings and the Company to authorize, and will use commercially reasonable efforts to cause the Acquired Business to authorize, the use of their respective logos in connection with any such dissemination.

At the request of any of the Initial Lenders, the Sponsors agree to prepare in cooperation with BANA, GSCP and/or UBSS, as the case may be, a version of the information package and presentation that does not contain material non-public information concerning Holdings, the Company or the Acquired Business, their respective affiliates or their securities. In addition, each Sponsor agrees that unless specifically labeled “Private – Contains Non-Public Information”, no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning Holdings, the Company or the Acquired Business, their respective affiliates or their securities.

The Sponsors represent and covenant that (i) all information relating to the structure and terms of the transactions contemplated hereby provided directly or indirectly by Holdings, the Company or the Sponsors and, to your knowledge, all other information (other than projections) provided directly or indirectly by the Acquired Business (at the direction of or through the Sponsors or on their behalf) or the

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Company, Holdings or the Sponsors to the Initial Lenders or the Lenders in connection with the transactions contemplated hereunder is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the projections that have been or will be made available to the Initial Lenders or the Lenders by Holdings, the Company or the Sponsors and, to your knowledge, the Acquired Business (at the direction of or through the Sponsors or on their behalf) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood that projections are subject to uncertainties and no assurance can be given that any projections will be realized. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

In connection with arrangements such as this, it is each Initial Lender’s and UBSS’s policy to receive indemnification. Each Sponsor agrees to the provisions with respect to each Initial Lender’s and UBSS’s indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

This Commitment Letter shall not be assignable by you without the prior written consent of each of BANA, GSCP, UBS and UBSS (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Initial Lender may assign its commitment(s) hereunder, in whole or in part, to any of its affiliates or, in consultation with you to any Lender, and upon such assignment, such Initial Lender shall be released from the portion of its commitment hereunder that has been assigned. This Commitment Letter (including the Annexes hereto) may not be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

Each Initial Lender hereby notifies the Sponsors, Holdings, the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it, and each other Lender, may be required to obtain, verify and record information that identifies the Sponsors, Holdings, the Company and the Acquired Business, which information includes the name and address of each Sponsor, Holdings, the Company and the Acquired Business and other information that will allow such Initial Lender and each other Lender to identify each Sponsor, Holdings, the Company and the Acquired Business in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for BANA, GSCP, UBS, UBSS and each Lender.

Please note that this Commitment Letter, the Fee Letters and any written or oral advice provided by BANA, GSCP, UBS or UBSS in connection with this arrangement are exclusively for the information of the Sponsors and may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of each of the Initial Lenders and UBSS except, after providing written notice to

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each of the Initial Lenders (except as prohibited by law), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, each Initial Lender and UBSS hereby consents to your disclosure of (i) this Commitment Letter, the Fee Letters and such advice to the Sponsors’, Parent’s, Holdings’ and the Company’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letters or the information contained therein) to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent such persons agree to hold the same in confidence, (iii) this Commitment Letter and the Fee Letters as required by applicable law or compulsory legal process (in which case you agree to inform each of the Initial Lenders and UBSS promptly thereof to the extent practicable) and (iv) the information contained in this Commitment Letter in any prospectus or other offering memorandum relating to the Notes. The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

As you know, each Initial Lender may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of Holdings, the Company, the Sponsors, the Acquired Business and other companies that may be the subject of this arrangement. In addition, each of Banc of America Securities LLC, an affiliate of BANA, Goldman, Sachs & Co. and UBSS is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of Holdings, the Company, the Sponsors, the Acquired Business and other companies that may be the subject of this arrangement. In addition, each of the Initial Lenders and UBSS may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning Holdings, the Company, the Sponsors, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to the Initial Lenders and UBSS hereunder.

Each Sponsor agrees to cause Holdings and the Company to become jointly and severally liable for the obligations and liabilities of the Sponsors under this Commitment Letter (including Annex A) as soon as practicable, but in any event no later than the consummation of the Acquisition. The obligations and liabilities of the Sponsors other than with respect to confidentiality and syndication matters shall terminate when the Acquisition has been consummated and the Company has expressly assumed such obligations and liabilities.

Each of the Initial Lenders’ respective commitments hereunder and the obligation of UBSS to provide services hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the definitive documentation for the Acquisition (the “Merger Agreement”), (iii) a material breach by Holdings, the Company or any Sponsor under this Commitment Letter, the Fee Letters or the Engagement Letter and (iv) October 31, 2005, unless the closing of the ABL Revolving Facility and (A) the Notes Offering or (B) the Bridge Loans, as applicable, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date. In addition, each of GSCP’s and UBS’s commitment hereunder to provide Bridge Loans will terminate upon the closing of the sale of the Notes (in escrow or otherwise).

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Prior to the Closing Date, each of you shall be entitled to terminate your rights, obligations and liabilities under this Commitment Letter, the ABL Revolving Facility Fee Letter and the Bridge Loans Fee Letter (excluding (i) in any event, obligations as to confidentiality matters, (ii) to the extent related to or attributable to the period prior to such termination (x) indemnification and (y) fees payable pursuant to the first sentence of the fourth paragraph of the ABL Revolving Facility Fee Letter and (iii) to the extent such terminating Sponsor consummates the Acquisition, fees payable pursuant to the fourth and fifth paragraphs of the ABL Revolving Facility Fee Letter (other than pursuant to the first sentence of the fourth paragraph thereof) and the seventh paragraph of the Bridge Loans Fee Letter, which shall all survive as to such Sponsor in accordance with their terms) by giving written notice to BANA, GSCP, UBS and UBSS and each other Sponsor that has not previously terminated its rights, obligations and liabilities hereunder. This Commitment Letter shall terminate automatically at 5:00 p.m. (New York City time) on the second full business day following receipt of such a notice unless prior to such time each other Sponsor that has not previously terminated its rights, obligations and liabilities hereunder shall have confirmed in writing to BANA, GSCP, UBS and UBSS that (i) it expressly requests not to have this Commitment Letter terminate and (ii) it remains jointly and severally liable for all obligations and liabilities of the Sponsors hereunder.

In addition, please note that BANA, GSCP, Goldman, Sachs, UBS, UBSS and their respective affiliates do not provide accounting, tax or legal advice.

This Commitment Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letters and the Engagement Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to each of the Initial Lenders the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the enclosed copies of the Fee Letters and Engagement Letter on or before the close of business on May 17, 2005 whereupon this Commitment Letter, the Fee Letters and the Engagement Letter shall become binding agreements between the parties hereto. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:    /s/    W.W. Archer

    Authorized Signatory

BANK OF AMERICA, N.A.,

By:    /s/    Daniel Platt

    Name: Daniel Platt

    Title: Director

UBS LOAN FINANCE LLC

By:    /s/    Thomas J.W. Archie

  Name: Thomas J.W. Archie

  Title: Executive Director

By:    /s/     Warren Jervey

  Name: Warren Jervey

  Title: Director and Counsel

            Region Americas Legal

UBS SECURITIES LLC

By:    /s/    Thomas J.W. Archie

  Name: Thomas J.W. Archie

  Title: Executive Director

By:    /s/     Warren Jervey

  Name: Warren Jervey

  Title: Director and Counsel

            Region Americas Legal

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May 17, 2005

ACCEPTED AS OF THE DATE ABOVE:

J.W. CHILDS ASSOCIATES, L.P.

By: /s/    James C. Rhee

Name: James C. Rhee

Title: Vice President

TEMASEK CAPITAL (PRIVATE) LIMITED

By: /s/    S. Iswaran

Name: S. Iswaran

Title: Authorized Representative

OSIM INTERNATIONAL LTD

By: /s/    Ron Sim

Name: Ron Sim

Title: Chief Executive Officer

Annex A

In the event that BANA, GSCP, UBS or UBSS becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of Holdings, the Company, the Sponsors or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letters (together, the “Letters”), each Sponsor jointly and severally agrees to periodically reimburse BANA, GSCP, UBS and UBSS for its legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith; provided, however, that if it is found by a final judgment of a court that any loss, claim, damage or liability of such party has resulted from the gross negligence, bad faith or willful misconduct of such party in performing the services which are the subject of the Letters, such party shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of such party which is the subject of such finding. Each Sponsor also agrees to indemnify and hold BANA, GSCP, UBS and UBSS harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters except to the extent that such have been found by a final judgment of a court that any such loss, claim, damage or liability results from the gross negligence, bad faith or willful misconduct of such party in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to BANA, GSCP, UBS or UBSS or insufficient to hold it harmless, then the Sponsors shall contribute to the amount paid or payable by such party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Holdings, the Company, the Sponsors and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders on the one hand and (ii) BANA, GSCP, UBS and UBSS on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) Holdings, the Company, the Sponsors and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders and (ii) BANA, GSCP, UBS and UBSS with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Sponsors under this paragraph shall be in addition to any liability which the Sponsors may otherwise have, shall extend upon the same terms and conditions to any affiliate of BANA, GSCP, UBS or UBSS and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of BANA, GSCP, UBS or UBSS and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Sponsors, BANA, GSCP, UBS and UBSS, any such affiliate and any such person. Each Sponsor also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to Holdings, the Company, the Sponsors or the Acquired Business or any person asserting claims on behalf of or in right of Holdings, the Company, any Sponsor or the Acquired Business or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters; except in the case of the Sponsors (and the Company after it assumes all of the obligations and liabilities of the Sponsors hereunder) to the extent that any losses, claims, damages, liabilities or expenses incurred by any Sponsor or its affiliates, stockholders, partners or other equity holders have been found by a final judgment of a court to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or

Annex A - 1

completion of the arrangement provided by the Letters, except that it shall be superseded by the indemnification provisions in the Loan Documents if and when the Loan Documents are executed and delivered, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. To the fullest extent permitted by applicable law, each Sponsor, Holdings and the Company hereby irrevocably submit to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters and irrevocably agree that all claims in respect of such suit, action or proceeding may be heard and determined in any such court. Each Sponsor agrees that, in conjunction with any legal suit or proceeding arising with respect to the Letters, they shall submit to the jurisdiction of the United States District Court for the Southern District of New York and of any state court located in the City of New York, and agrees to venue in such courts. Each Sponsor (other than JW. Childs Associates, L.P.) hereby appoints CT Corporation (with an address of c/o CT Corporation System, 111 8th Avenue, New York, NY 10011), as their agent for service of process for purposes of the foregoing sentence only.

Annex A - 2

Annex B

Brookstone, Inc.

Summary of Terms and Conditions of the ABL Revolving Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex B is attached

BORROWER:

A newly created Delaware corporation (the “Borrower”), to be indirectly, wholly owned by the Equity Investors, which, in connection with the Acquisition, shall be merged with and into Brookstone, Inc. (the “Target”). Upon consummation of the Acquisition, obligations under, and the indebtedness evidenced by, the ABL Revolving Facility will be assumed by Brookstone Company, Inc., a wholly owned subsidiary of Target and references to the Borrower herein shall, following such assumption, be deemed to be references to Brookstone Company, Inc.

EQUITY INVESTORS:

J.W. Childs Associates, L.P., OSIM International Ltd., Temasek Holdings Pte. Ltd. and/or their respective affiliates and certain other investors, including certain members of existing management of the Acquired Business (collectively, the “Equity Investors”).

HOLDINGS:

A corporation or limited liability company formed by Parent, an entity owned directly by the Equity Investors, to acquire (the “Acquisition”) Target and, upon consummation of the Acquisition, hold all of the capital stock of the Company.

GUARANTORS:

The obligations of the Borrower and its subsidiaries under the ABL Revolving Facility will be guaranteed by the Target and each existing and future direct and indirect subsidiary of the Borrower, other than any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code to the extent such guarantee would result at the time it is provided or could thereafter be expected to result in a tax liability. All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent (the “Administrative Agent”).

SOLE LEAD ARRANGER AND

SOLE BOOKRUNNING

Annex B - 1

MANAGER:	Bank of America will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager.

SOLE DOCUMENTATION

AGENT:	Goldman Sachs Credit Partners L.P.

LENDERS:	Bank of America, GSCP, UBS and other banks, financial institutions and institutional lenders acceptable to BANA, GSCP and the Borrower.

SENIOR CREDIT FACILITIES:

A $100.0 million (the “Commitment Amount”) revolving credit facility, available from time to time until the fifth anniversary of the Closing Date, which will include a $60.0 million subfacility for the issuance of standby and commercial letters of credit (each a “Letter of Credit”), an $10.0 million swingline subfacility and a $15.0 million stretch loan subfacility (the “Stretch Subfacility”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Fronting Bank”), and each of the Lenders under the ABL Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.

AVAILABILITY:

Except for the making of loans under the Stretch Subfacility, the making of loans and the issuance of Letters of Credit under the ABL Revolving Facility will be subject to the aggregate credit exposure following any such borrowing or issuance of a Letter of Credit not exceeding the lesser of (x) the most recent Borrowing Base calculation less the amount of the availability reserves and the Excess Availability Amount or (y) the Commitment Amount. “Borrowing Base” means, at any date of determination, the sum of (i) 90% of the appraised liquidation value of eligible inventory (less inventory reserves without duplication) and stated amount of eligible documentary Letters of Credit issued in connection with the purchase of goods which would otherwise constitute eligible inventory (less inventory reserves without duplication) plus (ii) 90% of eligible credit card receivables (less receivables reserves without duplication). “Excess Availability Amount” means, at any date of determination, 10% of the most recent Borrowing Base calculation.

The making of loans under the Stretch Subfacility (“Stretch Loans”) will be subject to the aggregate credit exposure under the ABL Credit Facility following any such borrowing or issuance of a Letter of Credit not exceeding the lesser of (x) the sum of (i) 110% of the appraised liquidation value of eligible inventory (less inventory reserves without duplication) and stated amount of eligible documentary Letters of Credit issued in connection with the purchase of goods which would otherwise constitute eligible inventory (less inventory reserves without duplication) plus (ii) 90% of eligible credit card receivables (less receivable reserves without duplication) based on the most recent Borrowing Base calculation provided to the Administrative Agent, less (iii) the amount of the availability reserves and the Excess Availability Amount or (y) the Commitment Amount.

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PURPOSE:

The proceeds of the ABL Revolving Facility shall be used to (i) refinance certain indebtedness of the Company and its subsidiaries, (ii) pay fees and expenses incurred in connection with the Transactions and (iii) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:	The date of the initial extension of Bridge Loans or the issuance of Notes, which shall occur on or before October 31, 2005 (the “Closing Date”).

INTEREST RATES:

The interest rates per annum applicable to the ABL Revolving Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. The “Applicable Margin” means (x) with respect to the ABL Revolving Facility other than the Stretch Subfacility (the “Regular Subfacilities”), a percentage between 1.25% and 1.75% determined in accordance with a pricing grid based on the Borrower’s average availability (as determined above under the first paragraph of “AVAILABILITY”) during the preceding fiscal quarter in excess of outstanding loans and extensions of credit under the ABL Credit Facility as follows:

Level	Excess Average Availability	LIBOR Applicable Margin

I	<35%	175 bps

II	>35% but <75%	150 bps

III	>75%	125 bps

and (y) with respect to the Stretch Subfacility, 5.00%; provided that the Applicable Margin with respect to Alternate Base Rate loans will be in all cases 1.25% lower than the Applicable Margin as otherwise determined.

For the avoidance of doubt, all amounts applied to repay or prepay the loans (including under the headings “Mandatory Prepayments” and “Cash Management”) shall be applied first to loans outstanding under the Stretch Subfacility.

The Borrower may select interest periods of 30 days, 60 days, 90 days or, to the extent available to all Lenders, additional 30 day increments up to nine or twelve months for LIBOR advances. Interest shall be payable at

Annex B - 3

the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any payment, insolvency or bankruptcy default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

COMMITMENT FEE:

A commitment fee of 0.25% shall be payable on the unused portions of the ABL Revolving Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

LETTER OF CREDIT FEES:

Standby Letter of Credit fees will equal the Applicable Margin from time to time on LIBOR advances on a per annum basis and will be payable quarterly in arrears and shared proportionately by the Lenders under the ABL Revolving Facility. Documentary Letter of Credit fees will equal one half of the Applicable Margin from time to time on LIBOR advances on a per annum basis and will be payable quarterly in arrears and shared proportionately by the Lenders under the ABL Revolving Facility. In addition, a fronting fee will be payable to the Fronting Bank for its own account, in an amount equal to 0.125% per annum of the amount available to be drawn under each standby Letter of Credit, payable quarterly in arrears. The Borrower will also pay the Fronting Bank’s standard issuance, processing, negotiation, amendment and administrative fees in connection with each Letter of Credit issuance.

CALCULATION OF

INTEREST AND FEES:

Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year. Payments of principal and interest received prior to 11:00 AM, New York City time, will be applied on the same business day.

MATURITY:	The ABL Revolving Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years after the Closing Date.

MANDATORY PREPAYMENTS:

If at any time the aggregate principal amount of outstanding loans and the aggregate available amount of the outstanding Letters of Credit (as applicable) under the Regular Subfacility, the Stretch Subfacility or the ABL Revolving Facility exceeds the amounts provided for under “AVAILABILITY” above, the Borrower shall once during each fiscal year within two (2) business days of the occurrence and thereafter immediately repay the principal amount of loans equal to the amount of such excess. The preceding sentence will not prevent Borrower from making rollover loans under the Stretch Subfacility to the extent of the capacity described above under “AVAILABILITY” for the purpose of

Annex B - 4

reducing loans under the Regular Subfacilities to comply with the preceding sentence.

OPTIONAL PREPAYMENTS

    AND COMMITMENT

REDUCTIONS:

The ABL Revolving Facility may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The unutilized portion of any commitment under the ABL Revolving Facility may be reduced at any time without premium or penalty; provided that if the ABL Revolving Facility are terminated by the Borrower at any time prior to the 18th month anniversary of the Closing Date, such termination shall be subject to the payment of commitment termination fee of 0.50% of the original Commitment Amount of the ABL Revolving Facility.

SECURITY:

The Borrower and each of the Guarantors shall grant the Administrative Agent for the benefit of the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the personal property of the Borrower any Guarantors, whether tangible or intangible, and including, without limitation, credit card receivables and the capital stock of the Borrower and any Guarantors and 65% of all of the capital stock of each first tier foreign subsidiary of the Company but excluding (i) machinery and equipment encumbered on the Closing Date and not in contemplation thereof, and (ii) those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby (the “Collateral”). There will be no real property or leasehold mortgages or landlord waivers required to be obtained or delivered. Up to two times during any fiscal year of the Borrower, and at any time during the continuance of a Default or Event of Default, the Borrower and its subsidiaries will permit the Collateral Agent to conduct a field audit and appraisals relating to the Collateral and will reasonably cooperate with the Collateral Agent, and make its employees, books and records reasonably available to the Collateral Agent, in connection therewith. Up to one time during each fiscal year of the Borrower, and at any time during the continuance of a Default or Event of Default, the Borrower and its subsidiaries will permit the Collateral Agent to conduct an inventory and will reasonably cooperate with the Collateral Agent, and make its employees, books and records reasonably available to the Collateral Agent, in connection therewith. Nothing in the preceding two sentences shall prevent the Collateral Agent from conducting one additional field audits, appraisals or inventories as it reasonably deems necessary at its own expense and the Borrower and its subsidiaries will cooperate with the Collateral Agent, and make its employees, books and records available to the Collateral Agent, in connection therewith.

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CASH MANAGEMENT:

Collections and proceeds from the Collateral (other than cash held in stores and nominal amounts held in depositary bank accounts collectively not exceeding at any time an amount to be agreed) shall be swept daily either directly into an account with the Administrative Agent or another financial institution reasonably acceptable to the Administrative Agent and subject to blocked account agreements or control agreements. Such blocked account or control agreements shall provide that upon the occurrence of a High Utilization Period (a “Cash Management Trigger”) all collections and proceeds from the Collateral will be paid on daily basis to the Administrative Agent. All collection and proceeds received by the Administrative Agent pursuant to this section will be used to reduce loans under the ABL Revolving Facility on a daily basis, with any such proceeds received prior to 11:00 AM New York City time being applied on the same business day. If a Cash Management Trigger shall have occurred, once during each fiscal year, provided no High Utilization Period shall have existed for at least 90 consecutive days and no Default or Event of Default shall have occurred and be continuing, the Borrower may cause collection and proceeds to be paid to the Borrower on a basis consistent with the first sentence of this section. “High Utilization Period” means a period beginning on the first day that $20 million exceeds (x) the lesser of (1) the Borrowing Base calculation less the amount of the availability reserves and the Excess Availability Amount or (2) the Commitment Amount plus (y) eligible cash on hand minus (z) the aggregate outstanding loans and extensions of credit under the ABL Revolving Facility (collectively, the “Adjusted Availability”), and ending on the 45th continuous day that $20 million is less than the Adjusted Availability.

INITIAL CONDITIONS

PRECEDENT:	Usual and customary for a transaction of this type, and others reasonably deemed appropriate by the Initial Lenders, including (without limitation) those specified in Annex D to the Commitment Letter.

CONDITIONS PRECEDENT

    TO EACH BORROWING

    UNDER THE SENIOR

CREDIT FACILITIES:

Each borrowing or issuance or renewal of a Letter of Credit under the ABL Revolving Facility will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects and (ii) no defaults or Events of Default shall have occurred and be continuing.

REPRESENTATIONS AND

WARRANTIES:

The following representations and warranties on specific terms that Bank of America and the Borrower shall mutually agree upon in the loan documentation: (i) organization and qualification; (ii) corporate

Annex B - 6

authority; (iii) validity of obligations; (iv) consents or approvals; (v) title to properties and absence of encumbrances; (vi) financial statements; (vii) no defaults; (viii) taxes; (ix) litigation; (x) use of proceeds; (xi) subsidiaries; (xii) Investment Company Act; (xiii) ERISA matters; (xiv) environmental matters and (xv) Collateral.

COVENANTS:	The following covenants on specific terms that Bank of America and the Borrower shall mutually agree upon in the loan documentation:

(a)

Affirmative Covenants — (i) financial statements and other reporting requirements; (ii) conduct of business; (iii) maintenance and insurance; (iv) taxes; (v) inspection; (vi) maintenance of books and records and (vii) further assurances.

(b)

Negative Covenants — Restrictions on (i) indebtedness (consistent with the Bridge Loans or the Notes, as the case may be, so long as no Event of Default shall have occurred and be continuing); (ii) contingent liabilities; (iii) encumbrances; (iv) merger; acquisitions; consolidation; sale or lease of assets; (v) equity distributions (consistent with the Bridge Loans or the Notes, as the case may be, so long as no Default or Event of Default shall have occurred and be continuing), (vi) investments (consistent with the Bridge Loans or the Notes, as the case may be, so long as no Event of Default shall have occurred and be continuing); (vii) certain ERISA matters and (vii) transactions with affiliates.

(c)	Financial Covenants — During the continuance of any High Utilization Period, the Borrower shall maintain a consolidated fixed charge coverage ratio in excess of 1.0:1.0.

EVENTS OF DEFAULT:

The following events of default on specific terms that Bank of America and the Borrower shall mutually agree upon in the loan documentation: (i) nonpayment of principal when due, or interest, fees or other amounts within a specified period of time after the same become due; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) customary ERISA defaults; and (viii) change of control (to be defined in a mutually agreed manner).

ASSIGNMENTS AND

PARTICIPATIONS:

Each Lender will be permitted to make assignments in respect of the ABL Revolving Facility in a minimum amount equal to $5.0 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the

Annex B - 7

Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the definitive documentation), (ii) the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the ABL Revolving Facility and (iii) no assignments made be made to an Ineligible Lender or any of its affiliates. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent and the Fronting Bank, unless the proposed assignee is already a Lender.

An assignment fee of $3,500 will be charged to the assignee Lender with respect to each assignment. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank, provided that no such assignment of a security interest shall release a Lender from any of its obligations under the loan documentation or substitute any such assignee for such Lender as a party thereto.

Participations: Lenders will be permitted to sell participations with voting rights limited to changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or a material subset of the guarantees.

WAIVERS AND

AMENDMENTS:

Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding a majority of the aggregate loans outstanding under the ABL Revolving Facility, or if none, a majority of the aggregate commitments under the ABL Revolving Facility, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, and (b) the consent of all Lenders shall be required with respect to (i) releases of all or substantially all of the Collateral or a material subset of the Guarantors (in each case other than in connection with a sale of Collateral or a Guarantor otherwise permitted by the ABL Revolving Facility), (ii) changes to the percentage of lenders generally required to approve amendments and waivers or value of the guarantees and (iii) changes to the provisions of the ABL Revolving Facility requiring the consent of all Lenders to approve certain matters.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Initial Lenders, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against

Annex B - 8

all losses, liabilities, claims, damages or reasonable out-of-pocket expenses arising out of or relating to the Transaction, the ABL Revolving Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the ABL Revolving Facility to close.

GOVERNING LAW:	New York.

EXPENSES:

The Borrower will pay all reasonable costs and expenses associated with the due diligence, syndication and closing of the ABL Revolving Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees of the counsel to the Administrative Agent and BAS, regardless of whether or not the ABL Revolving Facility are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

COUNSEL TO THE

ADMINISTRATIVE

AGENT:	Riemer & Braunstein LLP.

MISCELLANEOUS:

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Annex B - 9

Annex C

Brookstone, Inc.

Summary of Terms and Conditions of the Bridge Loans

This Summary of Terms and Conditions outlines certain terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Same as under the ABL Revolving Facility.

Guarantors:	Each of the Guarantors under the ABL Revolving Facility (collectively, the “Guarantors”) shall guaranty (the “Guaranty”) all obligations under the Bridge Loans on a senior unsecured basis.

Sole Lead Arranger, Sole Bookrunner, Sole Syndication Agent and Administrative Agent:	Goldman Sachs Credit Partners L.P. (“GSCP”; in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent, the “Arranger”; and, in its capacity as Administrative Agent, the “Administrative Agent”).

Co-Manager:	UBS Securities LLC.

Lenders:	GSCP, UBS Loan Finance LLC and/or other financial institutions selected by GSCP in accordance with the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	$205.0 million in aggregate principal amount of Senior Unsecured Increasing Rate Loans due 2013 (the “Bridge Loans”).

Merger:	Holdings proposes to acquire all of the outstanding shares of common stock of Brookstone, Inc and its subsidiaries (the “Shares”) pursuant to a merger agreement (the “Merger Agreement”) among Holdings, the Borrower and Brookstone, Inc., pursuant to which the Borrower will merge (the “Merger”) with and into Brookstone, Inc. with Brookstone, Inc. being the surviving entity. Upon the consummation of the Merger, Brookstone Company, Inc. (the “Borrower”), a wholly owned subsidiary of Brookstone, Inc., shall assume the indebtedness evidenced by the Bridge Loans.

Closing Date:	The date on or before October 31, 2005 on which borrowings of the Bridge Loans are made (the “Closing Date”).

Maturity:	One year from the date of the making of the Bridge Loans (the “Maturity Date”). If, upon the Maturity Date, any Bridge Loan has not been previously repaid in full, and provided that no Conversion Default

Annex C - 1

(as defined below) has occurred and is continuing, such Bridge Loan shall be automatically converted into a Term Loan (each a “Term Loan”) due on the eight-year anniversary of the Closing Date. At any time on or after the Maturity Date, at the option of the applicable Lender, the Term Loans may be exchanged in whole or in part for Senior Unsecured Exchange Notes due 2013 (the “Exchange Notes”) having an equal principal amount.

“Conversion Default” shall mean any default under the definitive Bridge Loan Agreement (the “Bridge Loan Agreement”), any payment default under the ABL Revolving Facility or any other material indebtedness, any bankruptcy default (as defined in the credit agreement evidencing the ABL Revolving Facility) or any default under the Commitment Letter or the Fee Letters.

The Term Loans will be governed by the provisions of the Bridge Loan Agreement and will have the same terms as the Bridge Loans except as expressly set forth on Exhibit 1 to this Annex C. The Exchange Notes will be issued pursuant to an Indenture that will have the terms set forth on Exhibit 1 to this Annex C.

Interest Rate:

The Bridge Loans will initially bear interest at a rate per annum equal to the greater of (a) 8.25% and (b) at the Company’s option to be exercised three business days prior to the Closing Date (i) the reserve adjusted Eurodollar Rate (the “Eurodollar Option”) calculated on the basis of the actual number of days elapsed in a year of 360 days, plus (ii) a spread (the “Spread”) of 525 basis points in the case the Company elects the Eurodollar Option. If the Bridge Loans are not repaid in whole within three months following the Closing Date, the Spread will increase by 50 basis points at the end of such three-month period and will increase by an additional 50 basis points at the end of each three-month period thereafter. Notwithstanding the foregoing, at no time will the interest rate in effect on the Bridge Loans exceed 12.00% (the “Total Cap”) per annum.

Notwithstanding anything to the contrary contained herein, in the event that the Bridge Loans are not rated B- or higher by S&P and B3 or higher by Moody’s, in each case with no negative outlook, the references to “8.25%” and “525 basis points” above shall be deemed to be references “8.75%” and “575 basis points” and the Total Cap shall be 12.50%; provided, that to the extent the interest payable on the Bridge Loans on any quarterly interest payment date on or prior to the Maturity Date is at a rate that exceeds 12% per annum as a result thereof, the Company will have the option to pay such excess interest by capitalizing it to principal.

Interest will be payable at the end of each interest period in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” shall

Annex C - 2

have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type. Interest on amounts not paid when due shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Eurodollar Option plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Mandatory Prepayment:

The Borrower shall make the following mandatory prepayments (subject to certain basket amounts and exceptions to be agreed in the definitive Bridge Loan Agreement):

1.      Asset Sales: Subject to the required prepayment, if any, of any amount outstanding under the ABL Revolving Facility, an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries, including sale or issuance of stock of subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and other exceptions to be agreed and net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested in other assets useful in the business of the Borrower and its subsidiaries within 1 year of receipt thereof.

2.      Insurance Proceeds: Subject to the required prepayment, if any, of any amount outstanding under the ABL Revolving Facility, an amount equal to 100% of the net cash proceeds of insurance paid on account of loss of any property or assets of the Company or any of its subsidiaries, other than net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested in other assets useful in the” business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within 1 year of receipt thereof.

3.      Equity Offerings: An amount equal to 100% of the net cash proceeds received from the issuance of equity securities of Holdings or any of its subsidiaries (other than issuances pursuant to employee stock plans, limited issuances to the Sponsors and other exceptions to be agreed).

4.      Incurrence of Indebtedness: An amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by Holdings or any of its subsidiaries (other than indebtedness under the ABL Revolving Facility and certain other indebtedness to be agreed).

5.      Interest Deduction. At Borrower’s option, prepayments, without penalty, shall be required of any interest capitalized into principal to

Annex C - 3

the extent necessary to ensure deductibility of all interest. All prepayments under this “Mandatory Prepayments” shall be applied without penalty or premium (except for breakage costs, if any)

Change of Control:	Each holder of Bridge Loans will be entitled to require the Company, and the Company must offer, to repay the Bridge Loans held by such holder at a price of 100% of principal amount, plus accrued interest, upon the occurrence of a Change of Control (as defined in the Bridge Loan Agreement). Prior to making the repayment offer, the Company will, within 30 days of the Change of Control, repay all obligations under the ABL Revolving Facility or obtain any required consent of the lenders under the ABL Revolving Facility to make such repayment of the Bridge Loans.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at the option of the Company at any time upon three business days’ written notice at a price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption.

Payments:	Payments by the Company will be made by wire transfer of immediately available funds.

Cost and Yield Protection:	The Lenders will receive cost and interest rate protection customary for facilities and transactions of this type, including, but not limited to, compensation in respect of prepayments, changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Lenders to provide customary protection for U.S. and non-U.S. financial institutions.

Representations and Warranties:	The Bridge Loan Agreement will contain such representations and warranties by Holdco and the Company (with respect to Holdco, the Company and the Acquired Business) as are usual and customary for financings of this kind or as are otherwise reasonably deemed appropriate by the Arranger and UBS for this transaction in particular.

Covenants:	The Bridge Loan Agreement will contain such covenants by each of the Company and Holdco (with respect to the Company and Holdco and their subsidiaries) as are usual and customary for financings of this kind or as are otherwise reasonably deemed appropriate by the Arranger and UBS for this transaction in particular.

Annex C - 4

Events of Default:	The Bridge Loan Agreement will include such events of default (and, as appropriate, grace periods and notice requirements) as are usual and customary for financings of this kind or as are otherwise reasonably deemed appropriate by the Arranger and UBS for this transaction in particular.

Conditions Precedent to Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to customary closing conditions reasonably deemed appropriate by the Arranger and UBS for financings of this kind generally and for this transaction in particular, including, without limitation, as applicable, the conditions precedent listed on Annex D to the Commitment Letter.

Transferability:	Each of the Lenders will be free to sell, assign or transfer all or any part of or any participation in any of the Bridge Loans to any third party (other than the Ineligible Lender) with the consent of the Administrative Agent and to pledge any or all of the Bridge Loans to any commercial bank or other institutional lender, to the extent permitted by law.

Modification of the Bridge Loans:	Modification of the Bridge Loans may be made with the consent of Lenders holding greater than 50% of the Bridge Loans then outstanding, except that no modification or change may extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, reduce the rate of interest or the principal amount of any Bridge Loan, alter the redemption provisions of any Bridge Loan or reduce the percentage of holders necessary to modify or change the Bridge Loans, without the consent of Lenders holding 100% of the Bridge Loans affected thereby.

Taxes, Reserve Requirements and Indemnities:

The Bridge Loan Agreement will provide that all payments will be made free and clear of any taxes (other than franchise taxes, branch profit taxes and taxes on overall net income and other taxes imposed on Lenders without regard to the activities of, and the making of Loans to, the Borrower), imposts, assessments, withholdings or other deductions whatsoever. Any foreign lenders will be required to furnish to the Arranger appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

The Company will indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the reserve adjusted Eurodollar Rate.

Indemnity:	The Bridge Loan Agreement will contain customary and appropriate provisions relating to indemnity and related matters in a form reasonably

Annex C - 5

satisfactory to the Arranger and UBS.

Governing Law and Jurisdiction:

The Bridge Loan Agreement will provide that the Company will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the	Latham & Watkins LLP.

Arranger and

Administrative Agent:

The foregoing is intended to summarize certain basic terms of the Bridge Loans. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans and the Lenders reserve the right to require additional customary terms in the definitive documentation evidencing such Bridge Loans.

Annex C - 6

Exhibit 1 to Annex C

Brookstone, Inc.

Summary of Terms and Conditions of Term Loans and Exchange Notes

This Summary of Terms and Conditions of Term Loans and Exchange Notes outlines certain terms of the Term Loans and Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Term Loans

On the Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans. The Term Loans will be governed by the provisions of the Bridge Loan Agreement and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity:	The Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:

The Term Loans will bear interest at a floating rate per annum (the “Interest Rate”) equal to the sum of the Conversion Rate, reset quarterly, plus the Conversion Spread (each determined as set forth below); provided that at no time will the Interest Rate exceed the Total Cap. To the extent interest payable on the Term Loans on any quarterly interest payment date is at a rate that exceeds the Cash Cap, the Company shall have the option to pay such excess interest by capitalizing it to principal on the Term Loans.

“Conversion Rate” with respect to any Term Loan for any interest period shall mean the per annum rate equal to the greater of (i) the three-month London interbank offered rate, adjusted for reserves, plus 725 basis points and (ii) the interest rate in effect on the Conversion Date with respect to the Bridge Loans converted into such Term Loan, all as determined two business days prior to the commencement of such interest period.

“Conversion Spread” with respect to any Term Loans shall mean zero basis points during the three-month period commencing on the Maturity Date and shall increase by 50 basis points per annum at the beginning of each subsequent three-month period.

Notwithstanding the foregoing, interest on amounts not paid when due will accrue at the then-applicable rate plus 200 basis points per annum. Interest will be payable in arrears at the end of each interest period and on the maturity date of the Term Loans.

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Exchange Notes

At any time on or after the Maturity Date, upon five or more business days prior notice, the Term Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash) in connection with a transfer of Exchange Notes to an unaffiliated third party. No Exchange Notes will be issued until the Company receives requests to issue at least $40.0 million in aggregate principal amount of Exchange Notes. The Company will issue Exchange Notes under an indenture (the “Indenture”) which complies with the Trust Indenture Act of 1939, as amended. The Company will appoint a trustee reasonably acceptable to the Lenders.

Maturity Date:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:

Each Exchange Note will bear interest at a fixed rate equal to the interest rate on the Term Loan surrendered in exchange for such Exchange Note as of the date of such exchange. To the extent interest payable on any Exchange Note is at a rate that exceeds the 12% per annum (the “Cash Cap”), the Company shall have the option to pay such excess interest by capitalizing it to principal on such Exchange Note. Interest will be payable in arrears at the end of each fiscal quarter of the Company.

Optional Redemption:

Exchange Notes will be non-callable until the fourth anniversary of the Closing Date. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes. Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of the fixed rate Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

The Company shall have the option to prepay without penalty any amount of excess interest that was capitalized into principal to the extent necessary to ensure current deductibility of all interest.

Defeasance Provisions of Exchange Notes:	Customary.

Modification:	Customary.

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Change of Control:	Customary at 101%.

Registration Rights:

The Company will file within 300 days after the Closing Date and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Company will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 120 days (the “Effectiveness Date”) after the filing of the Shelf Registration Statement a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Company will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Term Loans outstanding to holders of such Exchange Notes and Term Loans who are unable freely to transfer Exchange Notes from and including the 121st day after the filing of the Shelf Registration Statement to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Date, the liquidated damages shall increase by 25 basis points per annum, and on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by 25 basis points per annum; provided, that at no time shall the interest rate in effect on the Term Loans or Bridge Loans exceed 12.5% per annum (such damages to be payable by capitalizing it to principal on the Term Loans or the Bridge Loans or by issuing additional Exchange Notes, as applicable, if the interest rate thereon exceeds the Cash Cap). The Company will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid on each quarterly interest payment date.

Covenants:

The indenture relating to the Exchange Notes will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities, but more restrictive in certain respects.

Events of Default:	The indenture relating to the Exchange Notes will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities.

The foregoing is intended to summarize certain basic terms of the Term Loans and Exchange Notes. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Term Loans and Exchange Notes.

Annex C - 9

Annex D

Brookstone, Inc.

Summary of Conditions Precedent to the Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

A.	CONDITIONS PRECEDENT TO THE FACILITIES

1.	Concurrent Transactions: Parent shall have issued common and preferred equity (the “Sponsors’ Equity”) to the Sponsors and their respective affiliates and other investors and certain members of existing management of the Acquired Business shall have either rolled over equity in the Acquired Business or purchased equity of Parent (together with the Sponsors’ Equity, the “Equity”) in an aggregate amount representing at least 45% of the total pro forma capitalization of the Company and the Company shall have ultimately received the proceeds thereof which, together with the proceeds from the Notes (or in lieu thereof, the Bridge Loans) and cash on hand shall be sufficient to consummate the Acquisition and pay all related fees, commissions and expenses. The terms of the Acquisition and the definitive documentation relating thereto shall be in form and substance reasonably satisfactory to each of the Initial Lenders, and the Merger Agreement shall be in full force and effect on the Closing Date. The Acquisition shall have been consummated pursuant to the Merger Agreement, and all conditions precedent to the consummation of the Acquisition shall have been satisfied or, with the prior approval of each of the Initial Lenders, waived. The terms of any preferred securities included in the Equity and the agreements relating thereto shall be reasonably satisfactory in all respects to each of the Initial Lenders and their counsel. The pro forma capitalization of the Company shall be substantially consistent with Annex E to the Commitment Letter. All existing bank facilities of the Acquired Business shall have been terminated and the amount of, and terms related to, the indebtedness under the existing mortgage of the Borrower shall not have been materially changed since the date hereof. There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the ABL Revolving Facility (which shall have become effective), the Bridge Loans, the Bridge Loan Agreement or any of the other Loan Documents, or under any other material Indebtedness (as defined) of the Company or its subsidiaries in excess of a specified amount.

2.	Financial Statements. At least 30 days prior to the Closing Date, the Administrative Agent shall have received audited financial statements of the Company and the Acquired Business for each of the three fiscal years immediately preceding the Acquisition and any appropriate unaudited financial statements for any interim fiscal quarter or quarters of the Acquired Business and all other recent, probable or pending acquisitions (including pro forma financial statements), all meeting the requirements of Regulation S-X for Form S-1 registration statements and all such financial statements shall be reasonably satisfactory in form and substance to the Administrative Agent.

Annex D - 1

3.	Consents and Approvals. All necessary material governmental, shareholder and third-party approvals and consents (other than landlord consents under existing real estate leases) necessary or desirable in connection with the Acquisition and the financing thereof and the transactions contemplated thereby and otherwise referred to herein shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

4.	Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that, in the reasonable opinion of any of the Initial Lenders, materially and adversely affects the Acquisition, the financing thereof or any of the other transactions contemplated hereby, or that has had or could reasonably be expected to have a material adverse effect on Holdings, the Company or the Acquired Business or their respective subsidiaries, the Acquisition, the financing thereof, or any of the transactions contemplated hereby.

5.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter, the Fee Letters and the Engagement Letter payable to GSCP, Goldman Sachs, BANA, UBS, UBSS or the Lenders shall have been paid to the extent due and invoiced and Holdings, the Company and the Sponsors shall have complied in all material respects with all of their other obligations under the Commitment Letter, the Fee Letters and the Engagement Letter.

6.	Corporate Structure; Organizational Documents. All agreements relating to, and the corporate structure and management of, Holdings, the Company and its subsidiaries (including, without limitation, the Acquired Business), and all organizational documents of such entities, shall be reasonably satisfactory to each of the Initial Lenders.

7.	Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. The Initial Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

8.	Solvency. The Lenders shall have received a certificate from the chief financial officer of the Company, in form and substance reasonably satisfactory to the Initial Lenders, supporting the conclusions that after giving effect to the Acquisition and the related transactions contemplated hereby, the Company will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

9.	Regulation T, U and X. Borrowings under the Facilities will be required to be made only to the extent in compliance with applicable law, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

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B.	ADDITIONAL CONDITIONS PRECEDENT TO THE ABL REVOLVING FACILITY

10.	Satisfactory Documentation. The definitive documentation evidencing the ABL Revolving Facility shall be prepared by counsel to the Initial Lenders and shall be in form and substance reasonably satisfactory to each of the Initial Lenders.

11.	Security. The Administrative Agent, for the benefit of the Lenders, shall have been granted perfected first priority security interests in all assets to the extent described in Annex B to the Commitment Letter under the heading “Security” in form and substance reasonably satisfactory to the Initial Lenders.

12.	Field Exam. Each of the Initial Lenders shall be reasonably satisfied with the results of the customary field exam with respect to credit card receivables and inventory conducted by the Initial Lenders with respect to the Company and its subsidiaries.

13.	Borrowing Base Documentation and Assignment. The Initial Lenders shall have received a customary net orderly liquidation value inventory appraisal report of the Company and its subsidiaries (the “Appraisal Report”) reasonably satisfactory in form and substance to the Initial Lenders from an independent appraiser reasonably satisfactory to the Initial Lenders (the “Appraiser”), and any desktop update to the Appraisal Report from the Appraiser reasonably requested by, and reasonably satisfactory in form and substance to, each of the Initial Lenders and prepared in a manner consistent with the Appraisal Report, together with a reliance letter with respect thereto. The Appraisal Report and any update thereto shall be duly assigned to the Administrative Agent.

14.	Minimum Borrowing Availability. The Initial Lenders shall have received a Borrowing Base certificate, in form and substance reasonably satisfactory to the Initial Lenders, evidencing no less than $40.0 million of Borrowing Availability (including cash) as of the Closing Date.

C.	ADDITIONAL CONDITIONS PRECEDENT TO THE BRIDGE LOANS

15.	Satisfactory Documentation. The definitive documentation evidencing the Bridge Loans shall be prepared by counsel to GSCP and UBS and shall be in form and substance reasonably satisfactory to the GSCP, UBS and the other Lenders.

16.	Prior Marketing of Permanent Securities. GSCP and UBS shall be reasonably satisfied that Holdings, the Company and the Sponsors have used their commercially reasonable efforts to cause the Permanent Securities to be issued and sold prior to the Closing Date, which efforts shall include, without limitation, the preparation of a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” and if requested by GSCP or UBS the participation of senior management and representatives of the Sponsors and the Acquired Business in the road show.

17.	Financial Covenants. The financial statements referred to in paragraph 2 above shall show a ratio of (i) Total Debt (to be defined in a manner reasonably satisfactory to GSCP) to (ii) EBITDA (to be defined in a manner reasonably satisfactory to GSCP and UBS and in accordance with the calculations set forth on the attached Schedule D-1) of not more than 4.30 to 1.0.

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Schedule D-1

Brookstone, Inc.

EBITDA Schedule

(in millions of dollars)

($)
EBITDA, as reported [FYE 1/29/2005]	49,967,956
Property Lease Accounting	2,326,069
Non-Cash Stock Compensation	544,000

Adjusted EBITDA	52,838,025

Schedule D - 1

Annex E

Brookstone, Inc.

Sources and Uses of Funds

(in millions of dollars)

(all figures are approximate)

Sources of Funds	($)	Uses of Funds	($)
Notes or Bridge Loans	205.0	Purchase Price	421.2
Existing Indebtedness	9.2	Net Value to Option Holders	22.6
Rollover BV Minority Interest	1.2	Cash on hand	(23.7)
Management Equity Rollover	7.6	Existing Indebtedness	9.2
Sponsors’ Equity	240.0	Rollover BV Minority Interest	1.2

		Transaction Costs	32.5

Total Sources	$463.0	Total Uses	$463.0

Annex E - 1